Exhibit 5
September 27, 2011
MarineMax, Inc.
18167 U.S. Highway 19 North
Suite 300
Clearwater, Florida 33764

Re:	Registration Statement on Form S-8 MarineMax, Inc.
Ladies and Gentlemen:

          As legal counsel to MarineMax, Inc., a Delaware corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about September 27, 2011 in connection with the registration under the Securities Act of 1933, as amended, of shares of the Company’s common stock, par value $0.001 per share, (the “Shares”) issuable pursuant to the Company’s 2011 Stock-Based Compensation Plan (the “2011 Plan”). The facts, as we understand them, are set forth in the Registration Statement.
          With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:
          A. The Restated Certificate of Incorporation of the Company, as amended and as filed with the Secretary of State of Delaware;
          B. The Second Amended and Restated Bylaws of the Company;
          C. Resolutions of the Board of Directors of the Company, adopted at a meeting on November 17, 2010, authorizing the issuance of the Shares and adopting the 2011 Plan;
          D. The 2011 Plan;
          E. Minutes of the January 19, 2011 Annual Meeting of Stockholders of the Company, at which the stockholders approved the 2011 Plan as adopted by the Board of Directors;
          F. The Registration Statement.
          Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and based solely upon our review of items A through F above, and subject to the further limitations and qualifications set forth below, it is our opinion that the Shares, when issued and sold in accordance with the 2011 Plan, will be validly issued, fully paid, and nonassessable.
          We express no opinion as the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Delaware, including judicial interpretations of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.
ALBANY
AMSTERDAM
ATLANTA
BOCA RATON
BOSTON
CHICAGO
DALLAS
DELAWARE
DENVER
FORT LAUDERDALE
HOUSTON
LAS VEGAS
LOS ANGELES
MIAMI
NEW JERSEY
NEW YORK
ORANGE COUNTY, CA
ORLANDO
PHILADELPHIA
PHOENIX
SACRAMENTO
SILICON VALLEY
TALLAHASSEE
TAMPA
TOKYO
TYSONS CORNER
WASHINGTON, D.C.
WEST PALM BEACH
ZURICH

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Greenberg Traurig, LLP | Attorneys at Law | 2375 East Camelback Road, Suite 700 | Phoenix, Arizona 85016 | Tel. 602.445.8000 | Fax 602.445.8100

MarineMax, Inc.
September 27, 2011

          We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.
Very truly yours,
/s/ Greenberg Traurig, LLP